Exhibit 99.2

LETTER TO EMPLOYEES

Team –

You’re going to read in the news today that we have entered into an agreement to be acquired by Reliance Industries. The agreement is a culmination of months of work and discussions to ascertain whether this is the right fit for both companies and our shareholders. Obviously, this is a significant decision and I’m glad to finally be able to talk to you about it.

Most of you know Reliance through your work, but to give perspective: Reliance is India’s largest private sector company, with a consolidated turnover of USD 66.1 billion, operating cash profit of USD 9.8 billion and net profit of USD 5.5 billion for the year ended March 31, 2018. It had cash & equivalent balance of USD 12 billion as of March 31, 2018. It is the first private sector company from India to feature in Fortune’s Global 500 list of ‘World’s Largest Corporations’. The Company’s business interests span petroleum refining and marketing, petrochemicals, retail, hydrocarbon exploration and production, digital services and telecommunications.

They are headquartered in Mumbai, India with significant operations throughout India and have an office in Dallas, Texas.

Upon close, Radisys will become a wholly owned subsidiary of Reliance and we will no longer be a stand-alone public company. Our goals and vision remain unchanged: We will continue to enable service providers to embrace disruptive open-centric solutions for next-generation networks.

It is important to note that Reliance sought this purchase because they have great respect for the technology we have built, the services we offer, the incredible team, and culture we’ve developed. Reliance is buying Radisys for this entire collection of capabilities and not any individual component. I am incredibly excited about this opportunity for our company and its mission because we will be able to move faster and with more impact by leveraging Reliance’ scale, resources and global partnerships.

I want to make sure everyone understands that while this is a significant milestone in the Company’s history, the acquisition will not officially close until at least later this year. This means many things including that it is extremely critical that you continue to take strategic and day-to-day business direction from Al, Hans, and Neeraj. They have the deepest understanding of the announcement, the vision between Radisys and Reliance, the messaging, and how we need to operate between signing and close. Each one of the other executives will continue to support our businesses accordingly.

I realize that you have questions about the details of this announcement and what it will mean for your work life. To the extent we know, we will go into more detail in two regional employee meetings:

•	APAC, Monday, July 2nd at 6:30 pm IST

•	NA & EMEA, Monday, July 2nd at 8:00 am PT

Please look for the meeting invitations later today and be sure to attend. If you are unable to attend, please reach-out to your manager, HR or your Executive. Further, they are able to discuss any questions or concerns you may have.

As we move forward, I want to pause and acknowledge all of your hard work and commitment. We are here because of the innovation, tenacity, and accountability that our collective organization brings to the table. Radisys is now recognized as a premier disruptor in the industry and that is 100% owed to our collective body of work. We have developed world-class products and solutions, embraced and adapted to constant change in the end markets, and I hope you’ve had some fun and experienced success along the way. This is only the beginning of what I expect to be an incredible journey in the years to come!

I want you to know that I truly enjoy working with all of you and cannot begin to thank you all for the tremendous dedication you have shown over the past few years in particular. I am so proud of the company we have built together. In case any of you are wondering, I am not going anywhere. I love what I do, working with all of you, building disruptive products and delivering these along with our services capabilities to our customers, and I am excited to keep doing that with Reliance.

Q2 is ending and although it is too early for me to provide any details, I think you will be pleased with the results. Q3 starts next week and we have a big number to hit. Let’s do it!

Speak with all of you at the All Hands Meeting,

Brian

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this communication may constitute “forward-looking statements.” Forward-looking statements can usually be identified by the use of words such as “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “opinion,” “plan,” “possible,” “potential,” “project,” “should,” “will” and other expressions which indicate future events or trends. Such statements include statements as to the expected timing of completion of the merger, the expected benefits and costs of the transaction, management plans relating to the transaction and the satisfaction of all closing conditions to the transaction, including the ability to obtain shareholder and regulatory approvals.

These forward-looking statements are based upon certain expectations and assumptions and are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including the following: Radisys’ shareholders may not approve the transaction; conditions to the closing of the transaction, including receipt of required regulatory approvals, may not be satisfied timely, if at all; the transaction may involve unexpected costs, liabilities or delays; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; uncertainties surrounding the transaction; the outcome of any legal proceedings related to the transaction; Radisys may be adversely affected by other economic, business, and/or competitive factors; risks that the pending transaction disrupts current plans and operations; the retention of key employees of Radisys; other risks to consummation of the transaction, including circumstances that could give rise to the termination of the merger agreement and the risk that the transaction will not be consummated within the expected time period or at all; and the other risks described from time to time in Radisys’ reports filed with the Securities and Exchange Commission (the “SEC”) under the heading “Risk Factors,” including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, subsequent Quarterly Reports on Form 10-Q and in other of Radisys’ filings with the SEC.

All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which such statements were made. Except as required by applicable law, Radisys undertakes no obligation to update forward-looking statements to reflect events or circumstances arising after such date.

Additional Information and Where to Find It

In connection with the transaction, Radisys intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, Radisys will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the transaction. BEFORE MAKING ANY VOTING DECISION, RADISYS SHAREHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS (AND ANY AMENDMENTS OR SUPPLEMENTS) AND ANY OTHER RELEVANT DOCUMENTS THAT RADISYS FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by Radisys with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov), at Radisys’ investor website (http://investor.radisys.com), or by writing or calling Radisys at Radisys Corporation, 5435 NE Dawson Creek Drive Hillsboro, OR 97124 or by (503) 615-1685.

Participants in the Solicitation

Radisys and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Radisys’ shareholders with respect to the transaction. Information about Radisys’ directors and executive officers and their ownership of Radisys’ common stock is set forth in Radisys’ proxy statement on Form 10-K/A filed with the SEC on April 26, 2018. To the extent that holdings of Radisys’ securities have changed since the amounts printed in Radisys’ proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the identity of the participants in the proxy solicitation, and their direct or indirect interests in the transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the transaction.